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                                                                    EXHIBIT 4.18

                      AMENDMENT OF INTERCREDITOR AGREEMENT

         THIS AMENDMENT OF INTERCREDITOR AGREEMENT (this "Amendment"), dated as of July 22, 1999, among CHASE BANK OF TEXAS, N.A. (formerly known as Texas Commerce Bank National Association), as Administrative Agent (the
"Administrative Agent"), STERLING CHEMICALS HOLDINGS, INC., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, as Trustee (in such capacity, the "Trustee").

                             PRELIMINARY STATEMENTS

     A. The Company and Fleet National Bank, as Trustee, (the "Initial Trustee"), entered into that certain Indenture dated as of August 15, 1996 (as heretofore amended, the "Indenture") providing, among other things, for the issuance of the Company's 13 1/2% Senior Secured Discount Notes Due 2008 in the aggregate principal amount of $191,751,000 (the "Discount Notes"). Capitalized terms used but not defined herein shall have the meanings specified for such terms in the Indenture.

     B. The Trustee has prior to the date hereof replaced the Initial Trustee as the Trustee under the Indenture.

     C. On June 21, 1996, STX Chemicals Corp., a Delaware corporation and a wholly-owned subsidiary of the Company that is now known as Sterling Chemicals, Inc. ("Chemicals"), and certain of its Affiliates entered into that certain Credit Agreement (as heretofore amended, the "Credit Agreement") dated as of June 21, 1996 with the Administrative Agent, and the Lenders named therein, pursuant to which, among other things, the Lenders named therein committed to lend Chemicals an aggregate amount of up to $456,500,000. In connection with the Credit Agreement and the Indenture, the Administrative Agent and the Initial Trustee entered into that certain Intercreditor Agreement dated as of August 21, 1996 (the "Intercreditor Agreement").

     D. The Company and its Restricted Subsidiaries plan to refinance the indebtedness outstanding under the Credit Agreement by, among other things, incurring indebtedness under a new Revolving Credit Agreement, dated as of July 23, 1999 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "New Credit Agreement"), to be entered into among Chemicals, certain other Wholly Owned Subsidiaries of the Company, the various financial institutions from time to time parties thereto (the "New Lenders"), the CIT Group/Business Credit, Inc., as the Administrative Agent (the "New Administrative Agent"), Credit Suisse First Boston, as the Documentation Agent, and DLJ Capital Funding, Inc., as the Syndication Agent, pursuant to which Chemicals or any such Wholly Owned Subsidiary could borrow, on a revolving credit basis, up to $155,000,000 under
         (A) an
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         $85,000,000 revolving credit facility secured by the accounts receivable and inventory of Chemicals and such Wholly Owned Subsidiaries (the "Working Capital Revolver") and (B) a $70,000,000 revolving credit facility which would be secured by a first priority pledge on the fixed assets and capital stock of Chemicals and such Wholly Owned Subsidiaries (the "Fixed Assets Revolver") and the Amendment is a condition precedent to the making of loans under, and the effectiveness of, the New Credit Agreement.

     E. Pursuant to Section 10.01 of the Indenture, the Company and the Trustee may amend or supplement the Intercreditor Agreement, without the consent of any Holder of a Discount Note, to, among other things, cure any ambiguity, omission, defect or inconsistency.

     F. The Company has determined that the Intercreditor Agreement contains certain ambiguities, omissions, defects and/or inconsistencies with respect to the ability of the Company to secure any refinancing of the Lender Liabilities (as defined in the Intercreditor Agreement) with a pledge of Collateral (as defined in the Intercreditor Agreement) having the same priority as the priority of the security interest in the Collateral held by the Lenders under the Credit Agreement.

     G. Pursuant to Section 10.01 of the Indenture, upon the request of the Company accompanied by a resolution of the Board of Directors authorizing the execution of an amendment of the Intercreditor Agreement, and upon receipt of certain documents by the Trustee, the Trustee is required to join in the execution of any amendment of the Intercreditor Agreement authorized or permitted by the terms of the Indenture.

     H. The Board of Directors of the Company has authorized the execution of this Amendment and, simultaneously with and as a condition to the execution of this Amendment by the Trustee, the Company is delivering to the Trustee resolutions of the Board of Directors authorizing the execution of this Amendment and an Officer's Certificate and Opinion of Counsel, each in the form required by the Indenture and satisfactory to the Trustee.

     I. All acts and things necessary to make the Intercreditor Agreement, as amended hereby, a valid, binding and legal agreement according to its terms have been done and performed.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company covenants and agrees with the Administrative Agent and the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of the Discount Notes, as follows:

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                                    ARTICLE I

                      Amendment of Intercreditor Agreement

         Section 1.01. Amendments of Intercreditor Agreement. The Intercreditor Agreement is hereby amended so that:

         (a) each term contained in the Intercreditor Agreement (or incorporated therein by reference) which describes, defines or pertains or relates to any form of indebtedness or liability under the Credit Agreement or any other Loan Document (as defined in the Intercreditor Agreement) (including, but not limited to, the definitions of "Lender Liabilities" and "Commitments") shall, for all purposes of the Intercreditor Agreement, also include any indebtedness or liabilities of the Company and its Restricted Subsidiaries at any time and from time to time issued or incurred (i) to refinance, extend, renew, rearrange, refund, repay, redeem, defease, retire or replace the indebtedness or liabilities under the Credit Agreement or any other Loan Document (including any indebtedness or liabilities under the Fixed Assets Revolver) or (ii) in connection with any subsequent refinancing, extension, renewal, rearrangement, refunding, repayment, redemption, defeasance, retirement or replacement of any such indebtedness or liabilities referred to in clause (i) or this clause(ii) (the indebtedness and liabilities referred to clauses (i) and (ii) above, collectively, "Refinancing Debt"); provided that, in no event shall the aggregate indebtedness under any Refinancing Debt at any time outstanding exceed $456,500,000;

         (b) each term contained in the Intercreditor Agreement (or incorporated therein by reference) which describes, defines or pertains or relates to any document governing, evidencing or otherwise related to any indebtedness or liabilities under the Credit Agreement or any other Loan Document (including, but not limited to, the definitions of "Credit Agreement," "Loan Documents," Financing Documents" and "Lender Notes") shall, for all purposes of the Intercreditor Agreement, also include any document from time to time governing, evidencing or otherwise related to any Refinancing Debt (including the New Credit Agreement and the Parent Pledge Agreement, dated as of July 23, 1999 (the "Parent Pledge Agreement"), between the New Administrative Agent and the Company, as amended, supplemented, amended and restated or otherwise modified from time to time, to the extent that the same governs the Fixed Assets Revolver and the notes evidencing the indebtedness under the Fixed Assets Revolver); or

         (c) each term contained in the Intercreditor Agreement (or incorporated therein by reference) which describes, defines or pertains or relates to any person or entity from time to time serving in any capacity or holding any indebtedness or liabilities under the Credit Agreement or any Loan Document or holding any Collateral (as defined in the Intercreditor Agreement) (including, but not limited to, the definitions of "Administrative Agent," "Issuing Banks" and "Lenders") shall, for all purposes of the Intercreditor Agreement, also include any person or entity from time to time serving in any capacity or holding any indebtedness or liabilities under any document governing, evidencing or otherwise related

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     to any Refinancing Debt (including the agents, issuers and lenders under the New Credit Agreement).

         Section 1.02. Effect of Amendments. Upon the effectiveness of this Amendment, (a) any and all indebtedness and liabilities under or pertaining to Refinancing Debt and any Collateral securing the same shall be entitled to the benefits, priorities and protection provided, or purported to be provided, by the Intercreditor Agreement to the same extent as if such indebtedness and liabilities were the original "Lender Liabilities" thereunder and the Collateral was Collateral for such original "Lender Liabilities", (b) any document governing, evidencing or otherwise related to any Refinancing Debt (including the New Credit Agreement to the extent that the same governs the Fixed Assets Revolver, the notes evidencing the indebtedness under the Fixed Assets Revolver and any security or pledge agreement granting or continuing any security interest in the Collateral to secure such indebtedness and any related liabilities) shall be entitled to the benefits, priorities and protection provided, or purported to be provided, by the Intercreditor Agreement to the same extent as if such documents were the original "Credit Agreement," "Loan Documents," "Financing Documents," "Lender Notes" and "Collateral" thereunder and (c) any person or entity serving in any capacity, holding any indebtedness under any document governing, evidencing or otherwise related to such Refinancing Debt or holding, directly or indirectly, any Collateral to secure such indebtedness (including the agents, issuers and lenders under the New Credit Agreement and the Parent Pledge Agreement) shall be entitled to the benefits, priorities and protection provided, or purported to be provided, by the Intercreditor Agreement to the same extent as if such persons and entities were the original "Administrative Agent," "Issuing Banks" and "Lenders" thereunder.

         Section 1.03. Effectiveness. This Amendment shall not be or become effective unless and until the parties hereto have executed and delivered this Agreement in the space provided below. Concurrently with the effectiveness of the New Credit Agreement, the Administrative Agent shall be directed to transfer the Collateral to the New Administrative Agent who shall hold such Collateral pursuant to the terms of the Intercreditor Agreement as amended.

                                   ARTICLE II

                                   The Trustee

         The Trustee hereby accepts the trusts declared and provided in this Amendment, upon the terms and conditions contained in the Indenture and Security Documents (including the Intercreditor Agreement) as supplemented. All of the provisions of the Indenture and the Intercreditor Agreement with respect to the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Amendment as fully and with the same effect as if set forth herein in full. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Amendment, the authorization, or permissibility of this Amendment pursuant to the terms of the Indenture or the Intercreditor Agreement, the due execution hereof by the Company or for or in respect of the recitals or statements contained

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herein (other than the statements being made solely by the Company. The Trustee shall not be responsible in any manner to determine the correctness or provisions contained in this Amendment.

                                   ARTICLE III

                   Effect of Execution and Delivery Hereof

         From time after and execution and delivery of this Amendment, (i) the Intercreditor Agreement shall be deemed to be modified as provided herein, (ii) this Amendment shall form a part of the Indenture and Security Documents (including the Intercreditor Agreement), (iii) except as modified by this Amendment, the Indenture and Security Documents (including the Intercreditor Agreement) shall continue in full force and effect, and (iv) every Holder of Discount Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound by this Amendment.

                                   ARTICLE IV

                            Miscellaneous Provisions

         Section 4.01 Headings. The headings of the Articles and Sections of this Amendment have been inserted for convenience only, and shall not, for any reason, be deemed to be part of this Amendment and shall in no way modify or restrict any of the terms or provisions hereof.

         Section 4.02 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered in original form or by facsimile or other electronic means shall be an original, but all of which shall together constitute one and the same instrument.

         Section 4.03 Successors and Assigns. All agreements of the Company contained in this Amendment shall bind the Company and its successors. All agreements of the Trustee in this Amendment shall bind the Trustee and its successors. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the Holders of any Discount Notes then Outstanding.

         Section 4.04 Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and first year above written.

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                                CHASE BANK OF TEXAS, N.A., as Administrative
                                  Agent

                                [SEAL]

                                By:
                                Title


                                ATTEST:


                                By:
                                Title:


                                STERLING CHEMICALS HOLDINGS, INC.

                                [SEAL]

                                By:
                                Title:


                                ATTEST:


                                By:
                                Title:


                                STATE STREET BANK AND TRUST COMPANY
                                   As Trustee

                                [SEAL]

                                By:
                                Printed Name:
                                Title:


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